                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Matritech, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies: not applicable

   2) Aggregate number of securities to which transaction applies: not applicable

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): not applicable

   4) Proposed maximum aggregate value of transaction: not applicable

   5) Total fee paid: not applicable

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: not applicable

   2) Form, Schedule or Registration Statement No.: not applicable

   3) Filing Party: not applicable

   4) Date Filed: not applicable

--------------------------------------------------------------------------------

                                MATRITECH, INC.
                               330 NEVADA STREET
                          NEWTON, MASSACHUSETTS 02460

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2001

To The Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Matritech, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 15, 2001, at 10:00 a.m., local time, at the Sheraton Newton, 320 Washington Street, Newton, Massachusetts 02458, for the following purposes:

     I.   To elect a Board of Directors for the ensuing year.

     II. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 2001.

     III. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                            By Order of the Board of Directors,

                                            /s/ John S. Doherty, Jr.

                                            JOHN S. DOHERTY, JR., Secretary

Newton, Massachusetts
April 20, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                MATRITECH, INC.
                               330 NEVADA STREET
                          NEWTON, MASSACHUSETTS 02460

                                ---------------

                                PROXY STATEMENT

                                ---------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2001

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Matritech, Inc. (the "Company" or "Matritech") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 15, 2001 at 10:00 a.m., local time, at the Sheraton Newton, 320 Washington Street, Newton, Massachusetts 02458.

     Only stockholders of record as of April 16, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournments thereof. As of that date, there were 25,837,137 shares of Common Stock, $.01 par value (the "Common Stock"), issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised.

     The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under "Voting Procedures." With respect to the election of a Board of Directors, any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy.

     The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report, containing financial statements for the fiscal year ended December 31, 2000, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 23, 2001.

         SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 31, 2001, certain information regarding the ownership of shares of the Company's Common Stock by: (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each director and nominee of the Company, (iii) each Named Officer (as defined on page 7) and (iv) all current directors and executive officers as a group:

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL     PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)              OWNERSHIP(2)       CLASS(3)
          ---------------------------------------            -----------------   ----------
Stephen D. Chubb(4)........................................        643,620          2.5%
David L. Corbet(5).........................................        247,918            *
Stephen H. Ip(6)...........................................         25,412            *
Patrick A. Maley(7)........................................         50,752            *
Ying-Jye Wu(8).............................................         77,416            *
Judith Kurland(9)..........................................            834            *
David Rubinfien(10)........................................         57,149            *
Richard A. Sandberg(11)....................................         17,500            *
  c/o Lifecodes Corporation
  550 West Avenue
  Stamford, CT 06902
T. Stephen Thompson(12)....................................         67,649            *
  c/o Immtech International
  150 Fairway Drive
  Vernon Hills, IL 60661
C. William Zadel(13).......................................         53,800            *
  c/o Millipore Corporation
  80 Ashby Road
  Bedford, MA 01730
Forstmann-Leff Associates LLC (14).........................      2,561,075          9.9
  590 Madison Avenue
  New York, NY 10022
FLA Advisers L.L.C. (15)...................................      2,443,000          9.5
  590 Madison Avenue
  New York, NY 10022
Veron International Limited (16)...........................      2,387,010          9.2
  ChinaChem Golden Plaza, Top Floor, 77 Mody Road
  Tsimshatsui, Kowloon, Hong Kong, China
All executive officers and directors as a group (12
  persons)(17).............................................      1,287,763          4.8

---------------

  *  Indicates less than 1% of outstanding common stock.

 (1) Unless otherwise indicated, the address of each person listed on the table is c/o Matritech, Inc., 330 Nevada Street, Newton, MA 02460.

 (2) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to the Company by the directors, officers and principal stockholders.

 (3) The number of shares of Common Stock deemed outstanding for this calculation includes (i) 25,837,137 shares of Common Stock outstanding on March 31, 2001 and (ii) all Common Stock underlying stock options which are currently exercisable or will become exercisable on or within 60 days thereafter by the person or group in question.

 (4) Mr. Chubb's beneficial ownership includes 242,818 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

 (5) Mr. Corbet's beneficial ownership includes 242,852 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter. Mr. Corbet holds all of his issued shares jointly with his wife.

 (6) Mr. Ip's beneficial ownership includes 25,412 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

 (7) Mr. Maley's beneficial ownership includes 50,752 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

 (8) Dr. Wu's beneficial ownership includes 59,471 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

 (9) Ms. Kurland's beneficial ownership includes 834 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

(10) Mr. Rubinfien's beneficial ownership includes 57,149 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

(11) Mr. Sandberg's beneficial ownership includes 10,000 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

(12) Mr. Thompson's beneficial ownership includes 57,149 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

(13) Mr. Zadel's beneficial ownership includes 52,800 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

(14) Includes 118,075 shares with respect to which Forstmann-Leff Associates LLC ("FLA") has sole voting power and 2,443,000 shares with respect to which FLA shares dispositive power with FLA Advisers L.L.C. ("FLAA"). The members of FLA's Investment Committee are the managers of FLAA. All statements contained herein with respect to FLA and FLAA are based solely upon information contained in Amendment No. 7 to Schedule 13G filed with the SEC on behalf of FLA and FLAA on February 12, 2001.

(15) FLAA shares dispositive power on all 2,443,000 shares with FLA. The members of FLA's Investment Committee are the managers of FLAA. All statements contained herein with respect to FLAA and FLA are based solely upon information contained in Amendment No. 7 to Schedule 13G filed with the SEC on behalf of FLAA and FLA on February 12, 2001.

(16) All statements contained herein with respect to Veron International Limited ("Veron") are based solely upon information contained in Schedule 13G filed with the SEC on behalf of Veron on November 29, 1999.

(17) Includes 834,078 shares issuable upon exercise of outstanding stock options exercisable on March 31, 2001 or within 60 days thereafter.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

     The directors of the Company are elected annually and hold office until the next annual meeting of stockholders. All directors will hold office until their successors have been duly elected and qualified, or until their earlier resignation or removal. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) FOR the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     Nominated for election to the Company's Board of Directors are: Stephen D. Chubb; David L. Corbet; Judith Kurland; David Rubinfien; Richard A. Sandberg; T. Stephen Thompson and C. William Zadel. Each of the nominees currently serves as a director of the Company.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the nominees to be elected as directors at the Annual Meeting, and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company:

                 NAME                    AGE                      POSITION
                 ----                    ---                      --------
Stephen D. Chubb(1)....................  57    Chairman, Director and Chief Executive Officer
David L. Corbet(1).....................  47    Director, President and Chief Operating
                                               Officer
John S. Doherty, Jr.(1)................  53    Vice President, Finance, Chief Financial
                                               Officer, Treasurer and Secretary
Melodie R. Domurad, Ph.D.(1)...........  43    Vice President, Clinical and Regulatory
                                               Affairs
Stephen H. Ip, Ph.D.(1)................  54    Vice President, Far East Operations
Patrick A. Maley(1)....................  51    Vice President, Sales and Marketing
Ying-Jye Wu, Ph.D.(1)..................  52    Vice President, Research and Development
Judith Kurland.........................  55    Director
David Rubinfien(2).....................  79    Director
Richard A. Sandberg(2)(3)..............  58    Director
T. Stephen Thompson(2)(3)..............  53    Director
C. William Zadel(3)....................  57    Director

---------------
(1) Officers of the Company are elected annually by the Board of Directors and serve until the next Annual Meeting of the Board of Directors and until their respective successors are elected and qualified, or until their earlier resignation or removal.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

     Mr. Chubb, a founder of Matritech, has been Chairman since October 1993 and a director and Matritech's Chief Executive Officer since the Company's inception in 1987. Mr. Chubb was the Company's President until October 1993 and was also Treasurer of the Company until March 1992. From 1984 to 1986, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc., a publicly-traded biotechnology company. Prior to 1984, Mr. Chubb was President and Chief Executive Officer of Cytogen Company, also a publicly-traded biotechnology company. He currently serves as a director of Charles River Laboratories, a publicly-traded biomedical products and services company and i-STAT Corporation, a publicly-traded medical equipment company.

     Mr. Corbet has been Matritech's President, Chief Operating Officer and a director since October 1993, and joined the Company in April 1993 as Executive Vice President. Prior to joining Matritech and since 1991, Mr. Corbet had served as President and Chief Operating Officer of T Cell Diagnostics, Inc., a subsidiary of T Cell Sciences, Inc. which is a publicly-traded biotechnology company, and served in various other executive and managerial offices there since 1985.

     Mr. Doherty has been Matritech's Vice President, Finance, Chief Financial Officer, Treasurer and Secretary since September 1999. From 1998 to 1999, Mr. Doherty served as Vice President of Corporate Ventures and Taxes of Global Knowledge Network, a privately-held information technology training company. From 1977 to 1998, Mr. Doherty served in various positions at Digital Equipment Corporation, a publicly-traded manufacturer of computer software and products, most recently as Director of Acquisitions and Investments from 1992 to 1998.

     Dr. Domurad has been Matritech's Vice President, Clinical and Regulatory Affairs since January 2000. From October 1997 to December 1999 she was Matritech's Director of Clinical and Regulatory Affairs. From 1994 to 1997, she served as Director of Clinical Research of ErgoScience Development Corporation, a publicly-traded biopharmaceutical company. Prior to 1994 Dr. Domurad was Director of Operations of the Center for the Study of Nutrition at the Beth Israel Deaconess Medical Center, a Harvard Medical School facility.

     Dr. Ip has been Matritech's Vice President, Far East Operations since August 1999. From December 1998 to August 1999, Dr. Ip served as President and Chief Executive Officer of International Bioimmune Systems, Inc., a privately-held biotechnology company. From December 1996 to December 1998, he held a variety of positions, including President, Chief Operating Officer, and Executive Vice President at American Biogenetic Sciences, Inc., a publicly-traded biotechnology company. From March 1996 to December 1996, Dr. Ip served as Vice President, Manufacturing, Corporate & Business Development at Paracelsian, Inc, a publicly-traded biotechnology company. From 1989 to 1996, he was President and Chief Operating Officer of Cytomed, a privately-held biotechnology company.

     Mr. Maley has been Matritech's Vice President, Sales and Marketing since March 1999. From 1995 to 1998, Mr. Maley served as Vice President, Sales and Marketing of ZOLL Medical Corporation, a publicly-traded medical device company. From 1992 to 1995, Mr. Maley served as Vice President, Marketing of Mansfield, a division of Boston Scientific Corporation, a publicly-traded medical device company. Prior to 1992, Mr. Maley served as Vice President Sales/Marketing for ASI, a urology start-up, and Alcon, a pharmaceutical and medical device company.

     Dr. Wu has been Matritech's Vice President, Research and Development since April 1999 and also served as such from March 1995 to February 1997. From February 1997 to April 1999, he was Matritech's Vice President, Product Development and from December 1992 to March 1995 he was Matritech's Vice President, Research. From June 1990 to December 1992, Dr. Wu served as Director of Cell Biology of CytoMed, Inc., a biotechnology company. From 1987 to 1990, Dr. Wu was a manager of research and development at Pharmacia ENI Diagnostics, Inc., a biotechnology company.

     Ms. Kurland has served as a director of Matritech since February 2001. Ms. Kurland was the New England Regional Director of the United States Department of Health and Human Services from May 1997 to January 2001. She served as Commissioner of Health and Hospitals for the City of Boston from 1988 to 1993. Prior to 1993, Ms. Kurland held numerous healthcare policy positions in hospitals and governmental agencies. Ms. Kurland has served since December 1998 as the Acting Editor of Public Health Reports, the journal of the U.S. Public Health Service. She is a faculty member at Tufts University Medical School, Boston University Medical School, Simmons College, and presently teaches at the Harvard School of Public Health.

     Mr. Rubinfien has served as a director of Matritech since May 1988. Mr. Rubinfien served as Chairman and President of Systemix Inc., a biotechnology company, from 1989 through 1991 and as President and Chief Executive Officer of Microgenics Company, a medical diagnostics company, from 1985 through 1987. Mr. Rubinfien currently serves as a director of Molecular Biosystems, Inc., a publicly-traded biomedical company.

     Mr. Sandberg has served as a director of Matritech since April 1999. Mr. Sandberg serves as Chairman of the Board of Lifecodes Corporation, a privately-held DNA diagnostics company. He has served as Chairman since May 1997. He also serves as chairman or director of other private companies in the healthcare, energy and database fields. From 1983 to 1998, Mr. Sandberg served in a variety of positions, including Chairman, Chief Executive Officer and Chief Financial Officer at DIANON Systems, Inc., a publicly-traded oncology marketing and database company. Mr. Sandberg currently serves as a director of UroMed Corporation, a publicly-traded medical device company.

     Mr. Thompson has served as a director of Matritech since May 1994. Mr. Thompson is President, Chief Executive Officer and a director of Immtech International, Inc., a publicly-traded biopharmaceutical company, which positions he has held since 1992. From 1985 to 1992, Mr. Thompson held a number of management positions, most recently as President and Chief Executive Officer, at Amersham Corporation, a subsidiary of Amersham International plc., a publicly-traded life science and health care company.

     Mr. Zadel has served as a director of Matritech since December 1995. Mr. Zadel is Chairman, President, Chief Executive Officer and a director of Millipore Corporation, a publicly-traded laboratory equipment company, which positions he has held since April 1996. From 1986 through 1995, Mr. Zadel served as President and Chief Executive Officer of Ciba Corning Diagnostics Corporation, a biotechnology company. Mr. Zadel currently serves, and has served since 1989, as a director of Kulicke & Soffa Industries, Inc., a publicly-traded semiconductor assembly equipment company. Mr. Zadel also currently serves as a director of Citizens Bank, at which the Company maintains its operating bank account. The Company has no other financial relationships with Citizens Bank.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors met five times and acted by unanimous written consent three times during the fiscal year ended December 31, 2000. The Audit Committee of the Board of Directors, of which Messrs. Sandberg, Thompson and Zadel are members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors. The Audit Committee met four times during the fiscal year ended December 31, 2000. The Compensation Committee of the Board of Directors, of which Messrs. Rubinfien, Sandberg and Thompson are members, reviews and makes recommendations concerning executive compensation, and administers the Company's 1992 Stock Plan (the "1992 Plan") and the 1992 Non-Employee Director Stock Option Plan (the "Director Plan"). The Compensation Committee met once and acted by unanimous written consent once during the fiscal year ended December 31, 2000. The Board of Directors does not currently have a standing nominating committee or committee performing similar functions. During the fiscal year ended December 31, 2000, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director, and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the period that he or she served on such committee).

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered to the Corporation for the fiscal years ended December 31, 2000, 1999, and 1998 to (i) Mr. Chubb, the Company's Chairman and Chief Executive Officer, and (ii) Mr. Corbet, Dr. Ip, Mr. Maley, and Dr. Wu, the next four most highly compensated executive officers of the Company as of December 31, 2000 (the "Named Officers"). The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") and did not make any long-term incentive plan payouts during fiscal 2000, 1999 or 1998:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                            ANNUAL COMPENSATION         AWARDS
                                         -------------------------   ------------
                                                                      SECURITIES      ALL OTHER
               NAME AND                          SALARY     BONUS     UNDERLYING     COMPENSATION
          PRINCIPAL POSITION             YEAR     ($)        ($)      OPTIONS(#)        ($)(1)
          ------------------             ----   --------   -------   ------------    ------------
Stephen D. Chubb.......................  2000   $229,315   $36,915      11,153           $413
  Chairman, Director and                 1999    212,200    34,376       9,316            836
  Chief Executive Officer                1998    212,669    24,882      47,300            205
David L. Corbet........................  2000   $196,450   $26,349       7,960           $413
  Director, President and                1999    182,700    24,664       6,684            239
  Chief Operating Officer                1998    182,931    17,836      37,400            205
Ying-Jye Wu............................  2000   $145,750   $19,500       5,891           $221
  Vice President, Research               1999    137,800    18,465      12,504            242
  and Development                        1998    132,739    11,814      18,200            205
Patrick A. Maley(2)....................  2000   $159,946   $13,075       3,950           $221
  Vice President, Sales                  1999    108,139    11,099     103,008            132
  and Marketing                          1998         --        --          --             --
Stephen H. Ip(3).......................  2000   $152,769   $14,898       4,501           $221
  Vice President, Far                    1999     51,923    54,030     101,648            104
  East Operations                        1998         --        --          --             --

---------------
(1) Such compensation represents insurance premiums paid by the Company with respect to term life insurance for such individual.

(2) Mr. Maley joined the Company as Vice President, Sales and Marketing in March 1999.

(3) Dr. Ip joined the Company as Vice President, Far East Operations in August 1999.

OPTIONS

     The following table sets forth information concerning options granted during the fiscal year ended December 31, 2000 under the 1992 Plan to the Named
Officers:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS(2)(3)                      OPTION TERM(4)
                              ----------------------------------------------------   ----------------------
                                             PERCENT OF
                               NUMBER OF    TOTAL OPTIONS
                              SECURITIES     GRANTED TO
                              UNDERLYING      EMPLOYEES     EXERCISE
                                OPTIONS       IN FISCAL       PRICE     EXPIRATION
            NAME              GRANTED(#)     YEAR(%)(5)     ($/SHARE)      DATE        5%($)       10%($)
            ----              -----------   -------------   ---------   ----------   ---------    ---------
Stephen D. Chubb............    11,153          13.24%        $3.31      12-19-10     $23,217      $58,835
David L. Corbet.............     7,960           9.45          3.31      12-19-10      16,570       41,991
Ying-Jye Wu.................     5,891           7.00          3.31      12-19-10      12,263       31,077
Patrick A. Maley............     3,950           4.69          3.31      12-19-10       8,222       20,837
Stephen H. Ip...............     4,501           5.35          3.31      12-19-10       9,369       23,744

---------------
(1) The Company did not grant any SARs in 2000.

(2) Stock options were granted under the 1992 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The options have a term of ten years from the date of grant and become exercisable as to 25% of the shares covered on each of the first four anniversaries of the date of grant.

(4) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(5) A total of 84,206 options were granted to employees in 2000 under the 1992 Plan.

     The table on page 9 sets forth information regarding stock option exercises in the last fiscal year and exercisable and unexercisable stock options held as of December 31, 2000 by each of the Named Officers. Amounts described in the table on page 9 under the heading "Value Realized" were calculated based on the difference between the fair market value of the Company's Common Stock on the date of the exercise and the exercise price of the options in accordance with the regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not necessarily reflect amounts received by the Named Officers. Amounts described in the table on page 9 under the heading "Value of Unexercised In-the-Money Options at December 31, 2000" are based upon the fair market value of the Company's Common Stock as of December 29, 2000, the last trading day for the fiscal year ended December 31, 2000, which was $4.09375 per share as quoted on the Nasdaq National Market less the applicable exercise price, multiplied by the number of shares underlying the options. The Company has never granted any SARs.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                   SHARES                           OPTIONS AT             THE-MONEY OPTIONS AT
                                 ACQUIRED ON      VALUE        DECEMBER 31, 2000(#)        DECEMBER 31, 2000($)
NAME                             EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                             -----------   -----------   -------------------------   -------------------------
Stephen D. Chubb...............        --             --          239,713/46,233              $48,858/$60,499
David L. Corbet................    40,000       $542,300          240,624/34,861               164,238/46,236
Ying-Jye Wu....................    45,495        355,178           57,803/28,550                 9,680/46,551
Patrick A. Maley...............        --             --           25,752/81,206               63,647/194,038
Stephen H. Ip..................        --             --           25,412/80,737               81,510/248,058

COMPENSATION OF DIRECTORS

     Currently, non-employee directors do not receive cash compensation for attendance at meetings of the Board of Directors and of its committees, but receive compensation in the form of options to purchase Common Stock of the Company pursuant to the Director Plan and the 1992 Plan. The Director Plan includes two types of option grants: (a) each non-employee director who first became or becomes a member of the Board of Directors on or after June 7, 1996 is automatically granted on the date of such election, without further action by the Board, an option (an "Initial Option") to purchase 10,000 shares of the Company's Common Stock which vests over a four-year period and (b) annually, each non-employee director is automatically granted, as of the date of the Annual Meeting of Stockholders in such year, an option (an "Annual Option") to purchase 10,000 shares of Common Stock which vests over a one-year period. Any non-employee who becomes a director after the Annual Meeting of Stockholders in any year shall be entitled to receive, in addition to the Initial Option, a fraction of the Annual Option equal to (x) divided by twelve (12), where (x) equals the number of complete months remaining until the first anniversary of the preceding Annual Meeting of Stockholders. In addition, certain directors have received options to purchase Common Stock of the Company pursuant to the 1992 Plan. The Board of Directors approved the June 1998 grant to Mr. Rubinfien of options to purchase 10,000 shares of the Company's Common Stock which vested over a one-year period. The Board of Directors also approved the June 1999 and June 2000 grants to each of Messrs. Rubinfien, Sandberg, Thompson and Zadel of options to purchase 10,000 shares of the Company's Common Stock which vest over one-year periods. All options granted pursuant to the Director Plan and the 1992 Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and expire ten years after the date of grant. Directors are also reimbursed for their expenses incurred in attending meetings of the Board of Directors and committees thereof.

     Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or its committees.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of David Rubinfien, Richard A. Sandberg and T. Stephen Thompson, none of whom is currently an officer or employee of the Company.

     The functions of the Compensation Committee are to establish salaries and incentive compensation for the Company's executive officers and to administer the 1992 Plan and the Director Plan.

     The Company's executive compensation programs are designed (i) to attract and retain experienced and well qualified executives capable of leading the Company to meet its business objectives, and (ii) to motivate them to enhance long-term stockholder value. In setting the compensation level for executive officers, the Compensation Committee is guided by the following considerations:

     - Compensation levels should be competitive with compensation generally being paid to executives in the biotechnology industries to ensure the Company's ability to attract and retain superior executives;

     - Each individual executive officer's compensation should reflect the performance of the Company as a whole, the performance of the officer's business unit, if applicable, and the performance of the executive officer; and

     - A significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely stockholder and executive interests and to encourage stock ownership by executive officers.

     An executive's total compensation package includes a salary and cash bonus determined by the Compensation Committee, long-term incentive compensation in the form of stock options and various benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of the Company. Salaries of the Company's Chief Executive Officer and the next four most highly compensated executives during fiscal 2000 are listed in the "Summary Compensation Table" found on page 7. The Compensation Committee reviews executive salaries at least once per year and, while it is not required to do so, it may in its discretion increase these salaries. The Compensation Committee attempts to keep the Company's compensation programs competitive by comparing them with those of other local and national companies in the industry. The Compensation Committee also attempts to balance the compensation level for an individual executive against his or her specific job requirements, including the individual's influence on obtaining corporate objectives.

     Cash Compensation. The Compensation Committee sets the annual salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid by the Company's competitors to persons holding comparable positions and compensation studies prepared by independent third parties. The Compensation Committee determines any increases in annual salaries and bonuses based on a comparison of the executive's actual performance against his or her performance objectives, as well as on various subjective factors. The performance objectives for each executive depend on his or her area of responsibility and may include achievement of the performance objectives in the areas of product commercialization, clinical trials, corporate partnering, and financings, as well as other financial objectives. Among the subjective factors considered by the Compensation Committee are the executive's ability to provide leadership, to develop the Company's business, to promote the Company's image with its customers and stockholders and to manage the Company's continuing growth. The Compensation Committee also solicits and considers performance reviews and recommendations from senior management in establishing compensation levels for all but the Chief Executive Officer.

     Equity Compensation. The Company's equity compensation program is designed to (i) provide long-term incentives to executive officers, (ii) tie compensation to creating long-term shareholder value, (iii) encourage executive officers to remain with the Company and to promote the Company's business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company's Common Stock.

     The Compensation Committee has granted options to executive officers as the long-term incentive component of the executive officers' total compensation package. The Compensation Committee generally grants options that become exercisable over a four-year period as a means of encouraging executives to remain with the Company and to promote its success. In fiscal 2000, the Compensation Committee only awarded the Company's executives stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

     In deciding whether to grant options and in determining the number of shares to be subject to such options, the Compensation Committee generally reviews the option holdings of each of the executive officers, including the number of unvested options and the then-current value of such unvested options. The number of options granted to certain of the most highly compensated executive officers of the Company in fiscal 2000 is set forth in the table captioned "Option Grants in Last Fiscal Year" found on page 8. The total options held by each of these executives at December 31, 2000 is set forth in the table captioned "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" found on page 9.

     CEO Compensation. With respect to the compensation of the Company's Chief Executive Officer, Mr. Chubb's salary was $229,315 in 2000. In addition, Mr. Chubb was granted a cash bonus in the amount of $36,915 in 2000. On December 19, 2000, he received options under the Company's 1992 Plan to purchase up to 11,153 shares of the Company's Common Stock at an exercise price of $3.31 per share. These options become exercisable as to 25% of the shares covered on each of December 19, 2001, 2002, 2003 and 2004. All options granted to Mr. Chubb during 2000 expire ten years from the date of grant and have exercise prices equal to 100% of the fair market value of the Company's Common Stock as of the date of grant. In arriving at the level of compensation for Mr. Chubb, the Compensation Committee attempted to measure Mr. Chubb's contribution to the progress made by the Company during 2000 toward the achievement of the Company's principal objectives, but the Compensation Committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer's compensation is based. The Compensation Committee concluded, however, that Mr. Chubb had significantly helped strengthen the Company's financial base by spearheading such transactions as the equity financing arrangement with Acqua Wellington North American Equities Fund, Ltd. on August 22, 2000.

     Tax Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally prevents publicly-held corporations from deducting, for federal income tax purposes, compensation in excess of $1 million paid to certain executives. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of
Section 162(m) of the Code.

                                            Respectfully submitted,

                                            David Rubinfien
                                            Richard A. Sandberg
                                            T. Stephen Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000 no executive officer of the Company served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors), nor served as a director, of another entity, one of whose executive officers serves as a director of the Company or serves on the Company's Compensation Committee.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for providing assistance to the Company's directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to the corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee is composed of three independent directors, T. Stephen Thompson, Richard A. Sandberg and C. William Zadel, and acts under a written charter which was adopted and approved by the Board of Directors (the "Board") on February 11, 2000, a copy of which is attached as Appendix A to this Proxy Statement.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation.

     First, the Audit Committee discussed Arthur Andersen's independence from the Company and its management, and received a letter from Arthur Andersen concerning Arthur Andersen's independence as required under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Second, the Audit Committee discussed with Arthur Andersen, the Company's independent auditors for fiscal 2000, those matters required to be discussed by the Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, AU sec.380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

     Finally, the Audit Committee reviewed and discussed with the Company's management and Arthur Andersen the Company's audited consolidated balance sheet as of December 31, 2000, and consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 2000.

     Based on the discussions with Arthur Andersen concerning the audit, the independence issue, the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that these financial statements be included in the Company's 2000 Annual Report on Form 10-K.

                                            Respectfully submitted,

                                            T. Stephen Thompson, Chairman
                                            Richard A. Sandberg
                                            C. William Zadel

STOCK PERFORMANCE GRAPH

     The Stock Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1995 to December 31, 2000, with the cumulative total return of the Nasdaq Market Index and the Company's four digit SIC Code Index over the same period. The comparison assumes $100 was invested on December 31, 1995 in the Company's Common Stock, in the Nasdaq Market Index and in the four digit SIC Code Index and assumes reinvestment of dividends, if any.

                  COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)
[PERFORMANCE GRAPH]

                                                     MATRITECH, INC.              SIC CODE 2835            NASDAQ MARKET INDEX
                                                     ---------------              -------------            -------------------
12/29/95                                                 100.00                      100.00                      100.00
12/31/96                                                 209.23                       91.71                      124.27
12/31/97                                                 120.00                       75.45                      152.00
12/31/98                                                  40.77                       87.70                      214.39
12/31/99                                                  81.54                      145.61                      378.12
12/29/00                                                 100.78                      192.12                      237.66

---------------
(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

AUDIT FEES

     Audit Fees. Fees for Arthur Andersen LLP's professional services rendered for the Company's fiscal year 2000 audit were $42,000. Arthur Andersen LLP's fees per quarterly review of Form 10-Q were $3,000 per quarter for fiscal year 2000.

     Financial Information Systems Design and Implementation Fees. None.

     All Other Fees. Fees paid to Arthur Andersen LLP in connection with the acquisition of ADL GmbH, Gesellschaft fur Allergie, Diagnostika und Laborkonzepte, in fiscal 2000 were $34,500. Fees for Arthur Andersen LLP's professional services rendered in connection with the filing of the Company's federal and state tax returns for fiscal year 2000 are $9,500.

                                  PROPOSAL II
                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2001. Arthur Andersen LLP has served as the Company's auditors since fiscal 1987. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the Company's independent public accountants is not required under Delaware law or under the Company's Amended and Restated Certificate of Incorporation or its Amended and Restated By-Laws. If the stockholders do not ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended December 31, 2001, the Company's Board of Directors will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent public accountants. The Board of Directors recommends a vote FOR the ratification of this selection.

                               VOTING PROCEDURES

     The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for election as director, or which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Proposal I. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The six nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected as directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of all the nominees. Where the stockholder properly withheld authority to vote for a particular nominee or nominees, such stockholder's shares will not be counted toward such nominee or nominees' achievement of a plurality.

     Other Matters. For all other proposals submitted to the stockholders at the Annual Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that proposal is required for approval. Abstentions, as well as broker "non votes," are not considered to have been voted for such proposal and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated. If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than January 11, 2002. Under the Company's By-Laws, the deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders is 60 days prior to the 2002 annual meeting. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2000 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2000, except that Dr. Ying-Jye Wu filed one late report.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Company personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the name of a nominee. The Company will reimburse such persons for their reasonable out-of-pocket costs.

                                                                      APPENDIX A

                                MATRITECH, INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review accounting and financial human resources and succession planning within the company.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

REVOCABLE PROXY MATRITECH, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS OF MATRITECH, INC. JUNE 15, 2001

The undersigned, revoking all prior proxies, hereby appoints Stephen D. Chubb and David L. Corbet, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of Common Stock of Matritech Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Newton, 320 Washington Street, Newton, Massachusetts 02458 on Friday, June 15, 2001 at 10:00 a.m., local time, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 20, 2001, a copy of which has been received by the undersigned.

1. Election of Directors: To elect seven member to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

FOR       WITHHOLD       FOR ALL EXCEPT
[]           []                []

STEPHEN D. CHUBB
RICHARD A. SANDBERG
DAVID L. CORBET
T. STEPHEN THOMPSON
JUDITH KURLAND
DAVID RUBINFIEN
C. WILLIAM ZADE

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

_______________________________________________________________________________


2. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 2001.

FOR       AGAINST        ABSTAIN
[]          []             []

3. To transact such other business as may properly come before the meeting and any adjournments thereof.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.  []

RECORD DATE SHARES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MATRITECH, INC.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please be sure to sign and date this Proxy in the box below.

Date


Stockholder sign above


Co-holder (if any) sign above


- DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. -

                                MATRITECH, INC.

     Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?                         DO YOU HAVE ANY COMMENTS?
_____________________________                     _____________________________

_____________________________                     _____________________________

_____________________________                     _____________________________